EXHIBIT 10.74


                                                     Conformed Copy



                     HARRIS CHEMCIAL EUROPE LTD
                           NAMSCO (UK) LTD
                         SALT UNION LIMITED
                         Original Borrowers



                           IMC GLOBAL INC.
                    IMC INORGANIC CHEMICALS INC.
                             Guarantors



                        CHASE MANHATTAN plc
                              Arranger



                CHASE MANHATTAN INTERNATIONAL LIMITED
                               Agent

                                And

                               OTHERS


==================================================================

                            45,000,000
                     REVOLVING LOAN AGREEMENT

==================================================================

                              CONTENTS

CLAUSE                                                        PAGE

1.     Definitions And Interpretation                           1
2.     The Facility                                            14
3.     Utilisation Of The Facility                             15
4.     Payment And Calculation Of Interest                     16
5.     Market Disruption And Alternative Interest Rates        16
6.     Notification                                            18
7.     Repayment                                               18
8.     Cancellation And Prepayment                             18
9.     Taxes                                                   19
10.    Tax Receipts                                            21
11.    Increased Costs                                         22
12.    Illegality                                              23
13.    Mitigation                                              23
14.    Representations And Warranties                          24
15.    Covenants                                               28
16.    Events Of Default                                       37
17.    Guarantee And Indemnity                                 40
18.    Commitment Commission And Fees                          42
19.    Costs And Expenses                                      43
20.    Default Interest And Break Costs                        44
21.    Borrowers' Indemnities                                  45
22.    Currency Of Account And Payment                         46
23.    Payments                                                46
24.    Set-Off                                                 47
25.    Sharing                                                 47
26.    The Agent, The Arranger And The Banks                   48
27.    Assignments And Transfers                               53
28.    Economic And Monetary Union                             55
29.    Calculations And Evidence Of Debt                       57
30.    Remedies And Waivers, Partial Invalidity                58
31.    Notices                                                 58
32.    Counterparts                                            59
33.    Amendments                                              59
34.    Additional Borrowers                                    60
35.    Governing Law                                           60
36.    Jurisdiction                                            60
       Schedule 1   The Banks                                  63
       Schedule 2   Form Of Transfer Certificate               64
       Schedule 3   Conditions Precedent                       67
       Schedule 4   Notice Of Drawdown                         68
       Schedule 5   Determination Of Margin And Commitment
                     Commission                                69
       Schedule 6   Deed Of Accession                          71

THIS AGREEMENT is made on 18 December 1998
BETWEEN

(1)    HARRIS CHEMICAL EUROPE LTD (registered no. 3107016), NAMSCO
       (UK) LTD (registered no. 2654680) and SALT UNION LIMITED
       (registered no. 2654529) (each, an "Original Borrower");

(2)    IMC GLOBAL INC. and IMC INORGANIC CHEMICALS INC. (formerly
       Harris Chemical Group Inc.) (each, a "Guarantor");

(3)    CHASE MANHATTAN plc as arranger of the Facility (the
       "Arranger");

(4) CHASE MANHATTAN INTERNATIONAL LIMITED as agent for the Banks (the "Agent"); and

(5)    THE BANKS (as defined below).

IT IS AGREED as follows.

1.     DEFINITIONS AND INTERPRETATION

1.1    Definitions
       In this Agreement:

       "Acquisition" means an acquisition by an Obligor or any of its Consolidated Subsidiaries of a company, a division, a location or a line of business or of all or substantially all of the assets of any of the foregoing.

       "Advance" means an advance made or to be made by the Banks hereunder.

       "Additional Borrower" means any company which has executed and delivered to the Agent a Deed of Accession pursuant to Clause 34 (Additional Borrowers).

       "Affiliate" means (i) any person that directly, or indirectly through one or more intermediaries, controls the Company (a "Controlling Person") or (ii) any person (other than the Company or a subsidiary of the Company) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to vote 10 per cent. or more of any class of voting securities of a person or to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

       "Agrico" means IMC-Agrico Company, a Delaware general partnership.

       "Associated Costs Rate" means, in relation to each Advance or Unpaid Sum, the percentage rate from time to time determined by the Agent (in its reasonable discretion) as reflecting the cost, loss or difference in return which would be suffered or incurred by the Agent (and/or any Bank as it may from time to time reasonably determine) (if the Agent or any Bank funded such Advance or Unpaid Sum) as a result of:


       (a) funding (at LIBOR and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the Bank of England (or any other authority which replaces all or any of its functions); and/or

       (b) any charge imposed by the Financial Services Authority (or any other authority which replaces all or any of its functions),

       in respect of Eligible Liabilities (assuming these to be in excess of any stated minimum) which relate to funding such Advance or Unpaid Sum.

       "Authorised Signatory" means, in relation to an Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person's authority to act.

       "Available Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time less the aggregate of its portions of the Advances which are then outstanding, provided that such amount shall not be less than zero.

       "Available Facility" means, at any time, the aggregate amount of the Available Commitments adjusted, in the case of any proposed drawdown, so as to take into account:

       (a) any reduction in the Commitment of a Bank pursuant to the terms hereof;

       (b) any Advance which, pursuant to any other drawdown, is to be made; and

       (c)    any Advance which is due to be repaid,

       on or before the proposed drawdown date.

       "Bank" means any financial institution:

       (a)    named in Schedule 1 (The Banks); or

       (b) which has become a party hereto in accordance with Clause 27.5 (Assignments by Banks) or Clause 27.6 (Transfers by Banks), and which has not ceased to be a party hereto in accordance with the terms hereof.

       "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan which is maintained or otherwise contributed to by any member of the ERISA Group.

       "Borrower" means each Original Borrower and each Additional
       Borrower.

       "BoS Cross Guarantee" means the document under which each of HCEL, NAMSCO (UK) Ltd and Salt Union Limited grant a cross guarantee to the Bank of Scotland in support of the bank overdraft facility, in aggregate amount of 4,000,000, extended to them by the Bank of Scotland.


       "Business Day" means a day (other than a Saturday or Sunday) on which commercial banks generally are open for business in London and Chicago.

       "Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in Schedule 1 (The Banks).

       "Company" means IMC Global Inc., a Delaware corporation.

       "Consolidated Net Worth" means in relation to an Obligor at any date, the consolidated shareholders' equity of the Obligor and its Consolidated Subsidiaries determined as of such date (other than any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise.)

       "Consolidated Subsidiary" means, for any person, at any date any subsidiary or other entity the accounts of which would be consolidated with those of such person in its consolidated financial statements if such statements were prepared as at such date.

       "Debt" of any person means at any date, without duplication,
       (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable and similar items arising in the ordinary course of business,
       (iv) all obligations of such person as lessee which are capitalised in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Clause 15.11 (Negative Pledge) and the definition of "Material Financial Obligations", all contingent obligations) of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by an Encumbrance on any asset of such person, whether or not such Debt is otherwise an obligation of such person, provided that the amount of such Debt treated as Debt of such person solely pursuant to this sub-clause (vi) shall not exceed the greater of the book value or the fair market value of the collateral, and (vii) all Debt of others guaranteed by such person. For purposes of sub-clause (v) above, a reimbursement obligation in respect of a letter of credit or similar instrument is contingent unless and until there has been a drawing under such letter of credit or instrument.

       "Deed of Accession" means a deed substantially in the form of
       Schedule 6 (Deed of Accession).

       "Derivatives Obligations" of any person means all obligations of such person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

       "Eligible Liabilities" means eligible liabilities as defined under or pursuant to the Bank of England Act 1998 or by the Bank of England (as may be appropriate) for the time being.


       "Encumbrance" means a mortgage, charge, pledge, security interest, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including any title transfer and retention arrangement but excluding any banker's right of set-off) having a similar effect.

       "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgements, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

       "ERISA" means at any date, the Employee Retirement Income
       Security Act 1974 (US) and the regulations promulgated and rulings issued thereunder, as the same shall be in effect on such date.

       "ERISA Group" means the Company, any subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

       "Event of Default" means any circumstance described as such in Clause 16 (Events of Default).

       "Facility" means the sterling revolving loan facility granted to the Borrowers in this Agreement.

       "Facility Office" means in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Bank, the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by notice to the Agent.

       "Final Maturity Date" means the day which is 60 months after the date hereof.

       "Finance Parties" means the Agent, the Arranger and the Banks.

       "Group" means the Company and its subsidiaries from time to time.

       "Guarantee" means any, guarantee, indemnity, bond, letter of credit, legally binding letter of comfort or suretyship. It includes any other obligation or irrevocable offer (whatever called and of whatever nature):

       (a)     to pay or purchase;

       (b) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of:


       (c) to indemnify against the consequences of default of the payment of:

       (d)     to be responsible otherwise for,

       an obligation or debt of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the solvency or financial condition of another person.

       "Harris Chemical Acquisition" means, collectively, the merger of IMC Inorganic Chemicals Inc. with and into IMC Merger Sub Inc., a wholly-owned subsidiary of the Company, with IMC Inorganic Chemicals Inc. as the successor thereto, pursuant to the certain Agreement and Plan of Merger, dated
       11 December 1997, by and among the Company, IMC Merger Sub, Inc. and IMC Inorganic Chemicals Inc., and the acquisition, directly or indirectly, by the Company of all of the outstanding shares of Harris Chemical Australia Pty Limited pursuant to the Sale and Purchase Agreement made as of

       11 December 1997 among Prudential Asset Management Asia Limited, DGHA persons and Trusts named therein, Search Investment NV, Harris Chemical Australia Pty Limited, Marsupial L.L.C., Marsupial-II L.L.C., Soda Ash (L) BHD, Manager Shareholders named therein and the Company.

       "Harris Chemical Europe Group" means HCEL, NAMSCO (UK) Ltd, Salt Union Limited and any other subsidiary of HCEL from time to time other than Harris Soda Products (Europe) SAS, Harris Inorganic Chemicals BV, Societa Chimica Larderello SpA and Matthes & Weber GmbH.

       "HCEL" means Harris Chemical Europe Ltd.

       "Information Memorandum" means the document concerning the Obligors which, at their request and on their behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected banks during November 1998.

       "Instructing Group" means:

       (a) whilst no Advances are outstanding, a Bank or Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than two thirds of the Total Commitments; and

       (b) whilst at least one Advance is outstanding, a Bank or Banks to whom in aggregate more than two thirds of the Loan is owed.

       "Inter-Company Loans" means, collectively:

       (a) that certain Note dated 21 July 1998, issued by Salt Union Limited to the Company in principal amount of 33,700,000;

       (b) that certain Note dated 29 July 1998, issued by Salt Union Limited to the Company in principal amount of 32,338,356;

       (c) that certain Revolving Note dated 27 August 1998, issued by Salt Union Limited to the Company in principal amount of 10,000,000;

       (d) that certain Subordinated Revolving Note dated on or about the date of this Agreement, issued by either
              HCEL or Salt Union Limited to the Company in principal amount of 40,000,000; and

       (e) that certain Subordinated Note dated on or about the date of this Agreement, issued by Salt Union Limited to the Company in principal amount of 2,559,701.58.

       "LIBOR" means, in relation to any amount owed by an Obligor hereunder on which interest for a given period is to accrue:

       (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate for sterling (being currently "3750") or the currency of any Unpaid Sum for such period at or about 11.00 a.m. on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average British Bankers Association Interest Settlement Rate for sterling (or the currency of such Unpaid Sum) as the Agent, after consultation with the Banks and with the approval of the Company (not to be unreasonably withheld or delayed), shall select; or

       (b) if no quotation for sterling (or the currency of such Unpaid Sum) and the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in sterling (or the currency of such Unpaid Sum) for such period at or about 11.00 a.m. on the Quotation Date for such period.

       "Loan" means the aggregate principal amount for the time being outstanding hereunder.

       "Margin" means the rate calculated in accordance with
       Schedule 5 (Determination of Margin and Commitment
       Commission).

       "Material Adverse Effect" means a material adverse effect on
       (a) the business, financial position or results of operations of the Group taken as a whole; (b) the ability of an Obligor to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party hereunder.

       "Material Financial Obligations" means:

       (a) in relation to the Guarantors, a principal or face amount of Debt and/or payment or collateralisation obligations in respect of Derivatives Obligations of the Guarantors and/or one or more of their subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $100,000,000 (or its equivalent); and


       (b) in relation to the Harris Chemical Europe Group, a principal or face amount of Debt and/or payment or collateralisation obligations in respect of Derivatives Obligations of the Harris Chemical Europe Group, arising in one or more related or unrelated transactions, exceeding in the aggregate $8,000,000 (or its equivalent).

       "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

       "Material Subsidiary" means, at any date:

       (a) any subsidiary having (i) at least 5 per cent of the total consolidated assets of the Group (determined as of the last day of the fiscal quarter of such person most recently ended on or prior to such date) or (ii) at least 5 per cent of Consolidated EBITDA for four consecutive fiscal quarters most recently ended on or prior to such date; or

       (b) collectively, any one or more subsidiaries having (i) at least 10 per cent. of the total consolidated assets of the Group (determined as of the last day of the fiscal quarter of such persons most recently ended on or prior to such date) or (ii) at least 10 per cent of Consolidated EBITDA for four consecutive fiscal quarters most recently ended on or prior to such date.

       For the purposes of this definition, the term "Consolidated EBITDA" shall have the meaning given to it in sub-clause
       15.13.2 of Clause 15.13 (Leverage Ratio).

       "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group either (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions, including for these purposes any person which was at the time such contribution was made a member of the ERISA Group.

       "Notice of Drawdown" means a notice substantially in the form set out in Schedule 4 (Notice of Drawdown).

       "Obligor" means each Borrower and each Guarantor.

       "Obligors' Representations and Warranties" means in relation to each Obligor other than the Company, the representations and warranties set out in Clauses 14.2 (Corporate and Governmental Authorisation), 14.3 (Binding Effect), 14.4.4,
       14.6 (Compliance with Laws), 14.9 (Existence and Corporate Power of Obligors) and Clauses 14.12 (Year 2000) to 14.16 (No Deduction or Withholding), inclusive.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under
       Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time a member of the ERISA Group for employees of any person which was at such time a member of the ERISA Group.


       "Potential Event of Default" means any event which shall have occurred and be continuing and which is reasonably likely to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

       "Proportion" means, in relation to a Bank:

       (a) whilst no Advances are outstanding, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

       (b) whilst at least one Advance is outstanding, the proportion borne by its share of the Loan to the Loan.

       "Qualifying Lender" means:

       (a) a bank or financial institution which is entitled to receive payments of interest hereunder free of withholding or deduction for or on account of United Kingdom tax under Section 349(3)(a) of the Income and Corporation Taxes Act 1988; or

       (b)    a Treaty Lender.

       "Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in sterling (or the currency of any Unpaid Sum) for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

       "Reference Banks" means the principal London offices of The Chase Manhattan Bank, Midland Bank plc and Lloyds Bank Plc or such banks as may be appointed as such by the Agent with the approval of the Company (not to be unreasonably withheld or delayed).

       "Repayment Date" means, in relation to any Advance, the last day of its Term.

       "Repeated Representations" means:

       (a) in relation to the Company, each of the representations (except, in relation to a Rollover Advance, the representation set out in sub-clauses
              14.4.3 of Clause 14.4 (Financial Information)) set out in Clause 14.1 (Corporate Existence and Power) to Clause 14.12 (Year 2000), inclusive; and

       (b) in relation to each other Obligor, each of the representations set out in Clauses 14.2 (Corporate and Governmental Authorisation), 14.3 (Binding Effect), 14.4.4, 14.6 (Compliance with Laws), 14.9 (Existence and Corporate Power of Other Obligors) and 14.12 (Year
              2000).

       "Rollover Advance" means an Advance which is used to refinance a maturing Advance and which is in the same amount as such maturing Advance and is to be drawn on the day such maturing Advance is to be repaid.


       "Subordination Deed" means the document of that name dated on or before the date of this Agreement between the Company, HCEL, Salt Union Limited and the Agent.

       "Substantial Assets" means, in relation to a Guarantor or the Harris Chemical Europe Group, assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25 per cent. or more of the consolidated assets of the Guarantor and its Consolidated Subsidiaries (taken as a whole), or the Harris Chemical Europe Group (as the case may be).

       "Term" means, save as otherwise provided herein:

       (a) in relation to any Advance, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto; and

       (b) in relation to an Unpaid Sum, any of those periods mentioned in Clause 20.1 (Default Interest Periods).

       "Total Commitments" means, at any time, the aggregate of the Banks' Commitments.

       "Transfer Certificate" means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) signed by a Bank and a Transferee under which:

       (a) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights, benefits and obligations hereunder upon and subject to the terms and conditions set out in Clause 27.3
              (Assignments and Transfers by Banks); and

       (b) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 27.6 (Transfers by Banks).

       "Transfer Date" means, in relation to any Transfer
       Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

       "Transferee" means a person to which a Bank seeks to transfer by novation all or part of such Bank's rights, benefits and obligations hereunder.

       "Treaty Lender" means a bank or financial institution which is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has an appropriate double taxation treaty giving residents of that country complete exemption from United Kingdom tax on interest and which does not carry on business in the United Kingdom at or through a permanent establishment with which the interest is paid is effectively connected.

       For the purpose of this definition, "double taxation treaty" means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.


       "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA (or other applicable standard), exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

       "United States" means the United States of America, including the States and District of Columbia, but excluding its territories and possessions.

       "Unpaid Sum" means the unpaid balance of any of the sums referred to in Clause 20.1 (Default Interest Periods).

       "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2    Interpretation
       Any reference in this Agreement to:

       "continuing", in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

       a "Guarantor and its subsidiaries" shall be construed as a reference to the Guarantor and each of its subsidiaries from time to time other than any member of the Harris Chemical
       Europe Group;

       a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

       "indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

       a "law" shall be construed as any law (including common or customary law), statute, constitution, decree, judgement, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

       a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

       (a) if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

       (b) if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

       (and references to "months" shall be construed accordingly);

       a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

       "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay"
       (or, as the case may be, the corresponding derivative form thereof);

       a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation:

       (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

       (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

       (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

       and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

       a "successor" shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

       "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

       "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

       a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and


       the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3    Currency Symbols
       "sterling" denotes lawful currency of the United Kingdom and "$" and "dollars" denote the lawful currency of the United States.

1.4    Agreements and Statutes
       Any reference in this Agreement to:

       1.4.1 this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

       1.4.2 a statute or to a provision of a statute shall be construed as a reference to a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it; and

       1.4.3 a treaty shall be construed as a reference to it as modified from time to time.

1.5    Headings
       Clause and Schedule headings are for ease of reference only.

1.6    Time
       Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.7    Parts of Speech
       Where:

       1.7.1 a word or phrase is defined, its other grammatical forms have a corresponding meaning; and

       1.7.2 anything is mentioned after "include", "includes" or "including", it does not limit what else might be included.

1.8    Accounting Terms and Determinations

       1.8.1 In relation to each Obligor and save as provided herein:

               (a) all accounting terms used herein shall be interpreted;

               (b) all accounting determinations hereunder shall be made; and

               (c)   all financial statements required to be
                     delivered hereunder shall be prepared in accordance with,

               generally accepted accounting principles as in effect from time to time in the place of incorporation of the relevant Obligor (and any jurisdiction in which it carries on business), applied on a basis consistent in all material respects (except for changes agreed with the Obligor's auditor) with the most recent audited (and consolidated where applicable) financial statements of the Obligor and its Consolidated Subsidiaries.

1.8.2 If at any time an Obligor notifies the Agent that it wishes to amend any covenant in Clause 15 (Covenants) to eliminate the effect of any change in generally accepted accounting principles in its place of incorporation (and any jurisdiction in which it carries on business) on the operation of such covenant (or if the Agent notifies an Obligor that an Instructing Group wishes to amend Clause 15 (Covenants) for such purpose), then the relevant Obligor's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either:

              (a)     such notice is withdrawn; or

              (b)     such covenant is amended in a manner
                      satisfactory to the Obligor and the
                      Instructing Group,

                      and the parties hereto agree to enter into negotiations in good faith in order to amend such provisions in a credit-neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition and performance of the relevant Obligor and its Consolidated Subsidiaries shall be the same after such changes as if such changes had not been made.

1.9    Parties
       A reference to a party to this Agreement or any other document includes that person's successors and permitted substitutes and assigns.

1.10   Economic and Monetary Union Definitions
       In Clause 28 (Economic and Monetary Union) and in each other provision of this Agreement to which reference is made in Clause 28 (Economic and Monetary Union) expressly or impliedly:

       "Commencement Date" means the date of commencement of the third stage of EMU (at the date of this Agreement expected to be 1 January 1999) or on which circumstances arise which (in the opinion of an Instructing Group) have substantially the same effect and result in substantially the same consequences as commencement of the third stage of EMU as contemplated by the Treaty on European Union.

       "EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union.

       "EMU legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

       "euro" means the single currency of participating member states of the European Union.


       "euro unit" means the currency unit of the euro.

       "national currency unit" means the unit of currency (other than a euro unit) of a participating member state.

       "participating member state" means each state so described in any EMU legislation.

       "Treaty on European Union" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993).

2.     THE FACILITY

2.1     Grant of the Facility
       The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof, a sterling revolving loan facility in an aggregate principal amount, save as provided herein, of up to 45,000,000.

2.3    Purpose and Application
       The Facility is intended for general corporate purposes, including repayment of the Inter-Company Loans (subject to Clause 15.17 (Subordination of Inter-Company Loans)) and any bank overdraft facility. Accordingly, each Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of its general corporate financing requirements including the refinancing of the Inter-Company Loans. No Finance Party shall be obliged to concern itself with such application.

2.4    Conditions Precedent
       Save as the Banks may otherwise agree, no Borrower may deliver any Notice of Drawdown unless the Agent has confirmed to the Borrowers and the Banks that it has received all of the documents and other evidence listed in Schedule 3
       (Conditions Precedent) and that each is, in form and substance, reasonably satisfactory to the Agent.

2.5    Banks' Obligations Several
       The obligations of each Bank are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

2.6    Banks' Rights Several
       The rights of each Bank are several and any debt arising hereunder at any time from an Obligor to any of the other parties hereto shall be a separate and independent debt.
       Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.     UTILISATION OF THE FACILITY

3.1    Delivery of Notice of Drawdown

       Each Borrower may from time to time request the making of an Advance by the delivery to the Agent, by 10 a.m. not more than ten nor less than two Business Days before the proposed date for the making of such Advance, of a completed Notice of Drawdown.

3.2    Drawdown Details
       Each Notice of Drawdown delivered to the Agent pursuant to Clause 3.1 (Delivery of Notice of Drawdown) shall specify:

       3.2.1 the proposed date for the making of the Advance requested, which shall be a Business Day falling one month or more before the Final Maturity Date;

       3.2.2   the amount of the Advance requested, which shall be
               (a) (if less than the Available Facility) a minimum amount of 3,000,000 and an integral multiple of 1,000,000 or (b) equal to the amount of the Available Facility;

       3.2.3 the proposed Term of the Advance requested, which shall be a period of one, two, three or six months or such other period as the Banks may agree ending on or before the Final Maturity Date; and

       3.2.4 the account to which the proceeds of the proposed drawdown are to be paid.

3.3    Drawdown Conditions
       If a Borrower requests an Advance in accordance with the preceding provisions of this Clause 3 and, on the proposed date for the making of such Advance:

       3.3.1 (save in relation to a Rollover Advance) neither of the events mentioned in sub-clauses 5.1.1 and 5.1.2 of Clause 5.1 (Market Disruption) shall have occurred;

       3.3.2 such Advance will not exceed the Available Facility on that date or on the date on which the Term of such Advance is due to expire; and

       3.3.3 on and as of the proposed date for the making of such Advance (i) no Event of Default or (save in relation to a Rollover Advance) Potential Event of Default is continuing and (ii) the Repeated Representations are true in all material respects, then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof.

3.4    Each Bank's Participation
       Each Bank will participate through its Facility Office in each Advance made pursuant to this Clause 3 in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

3.5    Reduction of Available Commitment
       If a Bank's Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for an Advance and such reduction was not taken into account in the Available Facility, then the amount of that Advance shall be reduced accordingly.

4.     PAYMENT AND CALCULATION OF INTEREST


4.1    Payment of Interest
       On the Repayment Date relating to each Advance (and, if the Term of such Advance exceeds six months, on the expiry of each period of six months during such Term) the relevant
       Borrower shall pay accrued interest on that Advance.

4.2    Calculation of Interest
       The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Margin at such time, the Associated Costs Rate at such time and LIBOR on the Quotation Date therefor.

5.     MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

5.1    Market Disruption
       If, in relation to any Advance or Unpaid Sum:

       5.1.1  LIBOR is to be determined by reference to Reference
              Banks and at or about 11.00 a.m. on the Quotation Date for the relevant Term none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant Term; or

       5.1.2 before the close of business in London on the Quotation Date for such Advance or Unpaid Sum the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of such Advance if made would be owed (or such Unpaid Sum is owed) that, due to circumstances affecting the London Interbank Market generally, the LIBOR rate does not accurately reflect the cost of funding its participation in such Advance or Unpaid Sum, then, the Agent shall notify the other parties hereto of such event and, notwithstanding anything to the contrary in this Agreement, Clause 5.2 (Substitute Term and Interest Rate) shall apply to such Advance (if it is a Rollover Advance) or Unpaid Sum. If sub-clause 5.1.1 or 5.1.2 of this Clause 5.1 applies to a proposed Advance, such Advance other than a Rollover Advance shall not be made.

5.2    Substitute Term and Interest Rate
       If sub-clause 5.1.1 of Clause 5.1 (Market Disruption) applies to a Rollover Advance, the duration of the relevant Term shall be one month or, if less, such that it shall end on the Final Maturity Date. If either sub-clause 5.1.1 or 5.1.2 of Clause 5.1 (Market Disruption) applies to a Rollover Advance or an Unpaid Sum, the rate of interest applicable to such Rollover Advance or Unpaid Sum during the relevant Term shall (subject to any agreement reached pursuant to Clause 5.3 (Alternative Rate)) be the rate per annum which is the sum of:

       5.2.1   the Margin at such time;

       5.2.2   the Associated Costs Rate at such time; and

       5.2.3 the rate per annum notified to the Agent by such Bank before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may reasonably select its portion of such Rollover Advance or Unpaid Sum during such Term.


5.3    Alternative Rate
       If (a) either of those events mentioned in sub-clauses 5.1.1 and 5.1.2 of Clause 5.1 (Market Disruption) occurs in relation to an Advance or Unpaid Sum or (b) by reason of circumstances affecting the London Interbank Market during any period of three consecutive Business Days LIBOR is not available for sterling to prime banks in the London Interbank Market, then if the Agent or a Borrower so requires, the Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis:

       5.3.1 for determining the rates of interest from time to time applicable to the Advances and Unpaid Sums;
              and/or

       5.3.2 upon which the Advances and Unpaid Sums may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

5.4    Consultation with Borrowers
       During any period in which interest rates are determined in accordance with this Clause 5, the Agent shall consult with the Borrowers on at least a weekly basis with a view to calculating interest rates in accordance with Clause 4.2 (Calculation of Interest) as soon as possible.

6.     NOTIFICATION

6.1    Advances and Term
       By 12 p.m. not less than two Business Days before an Advance is to be made, the Agent shall notify each Bank of the proposed amount of the relevant Advance, its proposed Term and the aggregate principal amount of the relevant Advance allocated to such Bank pursuant to Clause 3.4 (Each Bank's Participation).

6.2    Interest Rate Determination
       The Agent shall promptly notify the Borrowers and the Banks of each determination of LIBOR, the Associated Costs Rate and the Margin.

6.3    Changes to Interest Rates
       The Agent shall promptly notify the Borrowers and the Banks of any change in interest rate or Term occasioned by the operation of Clause 5 (Market Disruption and Alternative
       Interest Rates).

7.     REPAYMENT
         Each Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

8.     CANCELLATION AND PREPAYMENT

8.1    Cancellation at Option of Borrowers

       The Borrowers may, by giving to the Agent not less than ten Business Days' prior notice to that effect, cancel the whole or any part (being a minimum amount of 3,000,000 and an integral multiple of 1,000,000) of the Available Facility. Any such cancellation shall reduce the Available Commitment and the Commitment of each Bank rateably. No amount of the Available Facility so cancelled may be reinstated.

8.2    Notice of Cancellation
       Any notice of cancellation given by a Borrower pursuant to Clause 8.1 (Cancellation at Option of Borrowers) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

8.3    Cancellation of a Bank's Commitment
       If:

       8.3.1 any sum payable to any Bank is required to be increased pursuant to Clause 9.1 (Tax Gross-up);

       8.3.2 any Bank claims indemnification from any Borrower under Clause 9.2 (Tax Indemnity) or Clause 11.1
               (Increased Costs); or

       8.3.3 such Borrower is required to treat any payment of interest to a Bank as a distribution for tax purposes,

       such Borrower may, whilst such circumstance continues, by not less than ten Business Days' prior notice to the Agent (which notice shall be irrevocable), cancel such Bank's Commitment whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment shall be reduced to zero.

8.4    Prepayment of a Bank's Commitment
       If a Borrower gives notice pursuant to Clause 8.3
       (Cancellation of a Bank's Commitment), it shall, at the time such notice expires prepay the relevant Bank's portion of all outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

8.5    No Other Repayments
       The Borrowers shall not repay all or any part of any Advance except at the times and in the manner expressly provided herein.

8.6    Mandatory Cancellation
       The aggregate Commitments hereunder shall reduce automatically:

       8.6.1 to 37,500,000 on the day which is 36 months after the date hereof; and

       8.6.2 to 25,000,000 on the day which is 48 months after the date hereof,

       and each Bank's Commitment shall be reduced rateably.

9.     TAXES

9.1    Tax Gross-up

       All payments to be made by an Obligor to any Finance Party hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

9.2    Tax Indemnity
       Without prejudice to Clause 9.1 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable hereunder or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrowers shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and reasonable expenses payable or incurred in connection therewith, provided that this Clause 9.2 shall not apply to:

       9.2.1 any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party by the jurisdiction in which such Finance Party is incorporated; or

       9.2.2 any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party by the jurisdiction in which its Facility Office is located.

9.3    Banks' Tax Status Confirmation
       Each Bank confirms in favour of the Agent on the date hereof or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective, that either:

       9.3.1   it is not resident for tax purposes in the United
               Kingdom and is beneficially entitled to its share of the Loan and the interest thereon; or

       9.3.2 it is a bank as defined for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 and is beneficially entitled to its share of the Loan and the interest thereon,

       and each Bank shall promptly notify the Agent if there is any change in its position from that set out above.

9.4    Status as Qualifying Lender
       Each Bank represents to each Borrower on the date hereof, or in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective, that it is a Qualifying Lender.

9.5    Cessation of Status as Qualifying Lender

       If at any time after the date of this Agreement any Bank ceases, or becomes aware that it will cease, to be a Qualifying Lender for any reason, it shall promptly notify each Borrower, and no Obligor shall be liable to pay to such Bank under Clause 9.1 (Tax Gross-up) or 9.2 (Tax Indemnity) any amount in excess of the amount it would have been obliged to pay if such Bank had not ceased to be a Qualifying Lender provided that this Clause 9.5 shall not apply and no Obligor shall be obliged to comply with its obligations under Clauses 9.1 (Tax Gross-up) and 9.2 (Tax Indemnity) if after the date hereof:

       9.5.1 there shall have been any change in, or in the interpretation or application of, any relevant law or the practice of the United Kingdom Inland Revenue and as a result thereof a Bank ceases to be a Qualifying Lender; and/or

       9.5.2 a Bank has transferred its Facility Office outside of the United Kingdom at the request of a Borrower pursuant to Clause 13 (Mitigation).

9.6    Treaty Lenders
       Each Treaty Lender will submit such claim to the appropriate authorities (together with such forms, papers, other documents and/or evidence as necessary) as may be required for a Borrower which is incorporated in the United Kingdom and resident in the United Kingdom for tax purposes, to receive a direction from the United Kingdom Inland Revenue to make payment of interest to such Treaty Lender free of withholding or deduction on account of United Kingdom tax.

9.7    Claims by Banks
       A Bank intending to make a claim pursuant to Clause 9.2 (Tax Indemnity) shall notify the Agent of the event or circumstance giving rise to the claim giving reasonable detail of such event or circumstance, whereupon the Agent shall notify the Borrowers thereof provided that nothing herein shall require any Bank to disclose any confidential information relating to the organisation of its affairs.

10.    TAX RECEIPTS

10.1   Notification of Requirement to Deduct Tax
       If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

10.2   Evidence of Payment of Tax
       If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority:

       10.2.1 an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment; or


       10.2.2 if no such receipt is issued, evidence of such payment in form and substance reasonably satisfactory to the Agent.

10.3   Tax Credit Payment
       If an additional payment is made under Clause 9 (Taxes) by an Obligor for the benefit of any Finance Party and such Finance Party, in its sole discretion, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, in its sole opinion, determines that:

       10.3.1 such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 9 (Taxes); and

       10.3.2 its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

       such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such Finance Party shall, in its sole opinion, determine to be the amount which will leave such Finance Party (after such payment) in no worse after-tax position than it would have been in had the additional payment in question not been required to be made by such Obligor.

10.4   Tax Credit Clawback
       If any Finance Party makes any payment to an Obligor pursuant to Clause 10.3 (Tax Credit Payment) and such Finance Party subsequently determines, in its sole opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, such Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its sole opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

10.5   Tax and Other Affairs
       No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 9.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.

11.    INCREASED COSTS

11.1   Increased Costs
       If, by reason of (a) any change in applicable law or in its interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other comparable fiscal, monetary or other authority in all cases not known generally in the London Interbank Market at the date of this Agreement:


       11.1.1 a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations under this Agreement;

       11.1.2 a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations under this Agreement; or

       11.1.3 there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining such Bank's share of the Advances or any Unpaid Sum,

       then the Borrowers shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or to enable that Bank to indemnify its holding company from and against, as the case may be, (i) such reduction in the rate of return of capital, (ii) such cost or (iii) such increased cost.

11.2   Increased Costs Claims
       A Bank intending to make a claim pursuant to Clause 11.1 (Increased Costs) shall notify the Agent of the event or circumstance giving rise to such claim giving reasonable detail of such event or circumstance, whereupon the Agent shall notify the Borrowers thereof provided that nothing herein shall require any Bank to disclose any confidential information relating to the organisation of its affairs.

11.3   Exclusions
       Notwithstanding the foregoing provisions of this Clause 11, no Bank shall be entitled to make any claim under this Clause 11 in respect of:

       11.3.1 any cost, increased cost or liability compensated by Clause 9 (Taxes); or

       11.3.2 any cost, increased cost or liability as referred to in Clause 11.1 (Increased Costs) to the extent the same is compensated by the Associated Costs Rate.

12.    ILLEGALITY
         If, at any time, it is or will become unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the relevant Borrower through the Agent a notice to that effect and:

       12.0.1 such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Commitment shall be immediately reduced to zero; and

       12.0.2 if the Agent on behalf of such Bank so requires, the relevant Borrower shall on or before the latest date permitted by the relevant law repay such Bank's share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

13.    MITIGATION

         If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

       13.1.1 an increase in any sum payable to it or for its account pursuant to Clause 9.1 (Tax Gross-up);

       13.1.2  a claim for indemnification pursuant to Clause 9.2
               (Tax Indemnity) or Clause 11.1 (Increased Costs); or

       13.1.3 the reduction of its Available Commitment to zero or any repayment to be made by the relevant Borrower pursuant to Clause 12 (Illegality),

       then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Obligors under any of the Clauses referred to in sub-clauses 13.1.1, 13.1.2 and 13.1.3 of this Clause 13, such Bank shall promptly upon becoming aware of such circumstances notify the Agent thereof and, in consultation with the Agent and the Borrowers and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrowers and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Bank shall be under no obligation to take any such action if, in the opinion of such Bank, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

14.    REPRESENTATIONS AND WARRANTIES
         The Company makes each of the representations and warranties set out in Clause 14.1 (Corporate Existence and Power) to Clause 14.16 (No Deduction or Withholding), inclusive. Each other Obligor makes each of the Obligors' Representations and Warranties in respect of itself only. The Company and each other Obligor acknowledge that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

14.1   Corporate Existence and Power
       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licences, authorisations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

14.2   Corporate and Governmental Authorisation

       The execution, delivery and performance by each Obligor of this Agreement are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or constituent documents of such Obligor or of any agreement, judgement, injunction, order, decree or other instrument binding upon it or any of its subsidiaries or result in the creation or imposition of any Encumbrance on any asset of such Obligor or any of its subsidiaries.

14.3   Binding Effect
       This Agreement constitutes a valid and binding agreement of each Obligor enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

14.4   Financial Information

       1.4.1 The most recent audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and the related consolidated statements of earnings, cash flows and changes in stockholders' equity for the fiscal year then ended fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

       14.4.2 The financial statements presented in the Company's most recent Form 10-Q, which the Company has filed with the Securities and Exchange Commission, fairly presents in all material respects on a basis consistent with the financial statements referred to in sub-clause 14.4.1 of this Clause 14.4 (Financial Information), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period to which it relates (subject to normal year-end audit adjustments and the absence of full footnotes).

       14.4.3 Since the date of the Company's most recent Form 10-Q, there has been no material adverse change in the business, financial position or results of operations of the Group, considered as a whole.

       14.4.4 The most recent audited financial statements (consolidated where applicable) of each Obligor (other than the Company) and its Consolidated Subsidiaries for the fiscal year then ended fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Obligor and \ its Consolidated Subsidiaries as of such date and since such date there has been no material adverse change in the business, financial position or results of operations of each Obligor (other than the Company) and its Consolidated Subsidiaries, considered as a whole.

14.5   Litigation
       Except as disclosed in the Company's most recent annual report on Form 10-K, each registration statement (other than a registration statement on Form S-8 (or its equivalent)) and each report on Form 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission at any time thereafter, there is no action, suit or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, any member of the Group before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement.


14.6   Compliance with Laws

       14.6.1 Each member of the Group is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities except where (i) non-compliance could not reasonably be expected to have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

       14.6.2 Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
               Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of an Encumbrance or the posting of a bond or other security under ERISA or the Internal Revenue Code or
               (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under
               Section 4007 of ERISA.

14.7   Environmental Matters
       In the ordinary course of its business, the Company conducts a systematic review of the effects and reasonably ascertainable associated liabilities and costs of Environmental Laws on the business, operations and properties of the Group. The associated liabilities and costs include: any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws, any constraints on operating activities related to achieving or maintaining compliance with Environmental Laws, including any periodic or permanent shutdown of any facility or reduction in the level or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances and any actual or potential liabilities to third parties, including employees, arising under Environmental Laws, and any related costs and expenses. On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect.

14.8   Taxes
       Each member of the Group has filed all applicable United States Federal income tax returns and all other material tax returns which are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any member of the Group except (i) where non-payment could not reasonably be expected to have a Material Adverse Effect or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of each member of the Group in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

14.9   Existence and Corporate Power of Other Obligors

       Each Obligor (other than the Company) is a corporation validly existing and in good standing (where relevant) under the laws of its jurisdiction of incorporation and any jurisdiction in which it carries on business, and has all corporate powers and all material governmental licences, authorisations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have Material Adverse Effect.

14.10  Regulatory Restrictions on Borrowing
       The Company is not an "investment company" within the meaning of the Investment Company Act 1940 (US), a "holding company" within the meaning of the Public Utility Holding Company Act 1935 (US), or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

14.11  Full Disclosure
       Neither the Company's most recent Form 10-K as of the date of filing of such Form 10-K, nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such document contains forecasts and/or projections, it is understood and agreed that uncertainty is inherent in any forecasts or projections and that no assurances can be given by the Company of the future achievement of such performance.

14.12  Year 2000
       Any reprogramming required to permit the proper functioning, in and following year 2000, of (a) the Obligors' computer systems and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Obligors' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed in a timely fashion. The cost to the Obligors of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Obligors (including reprogramming errors and the failure of others' systems or equipment) will not result in an Event of Default or Potential Event of Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of each Obligor and its subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement, to be sufficient to permit each Borrower to conduct its business without Material Adverse Effect.

14.13  Information Memorandum
       The factual information contained in the Information Memorandum is true, complete and accurate in all material respects, the financial projections contained therein have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and nothing has occurred or been omitted that renders the information contained in the Information Memorandum untrue or misleading in any material respect.


14.14  Claims Pari Passu
       Under the laws of its jurisdiction of incorporation and any jurisdiction in which it carries on business in force at the date hereof, the claims of the Finance Parties against each Obligor under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

14.15  No Filing or Stamp Taxes
       Under the laws of its jurisdiction of incorporation and any jurisdiction in which it carries on business in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement.

14.16  No Deduction or Withholding
       Under the laws of its jurisdiction of incorporation and any jurisdiction in which it carries on business, it will not be required to make any deduction or withholding from any payment it may make hereunder to any Qualifying Lender or to the Agent.

14.17  Repetition of Representations
       The Repeated Representations shall be deemed to be repeated by each Obligor (as applicable) by reference to the facts and circumstances then existing on each date on which an Advance is or is to be made.

15.    COVENANTS
         The Company makes each of the covenants set out in Clauses 15.1 (Provision of Information) to 15.13 (Leverage Ratio), inclusive and Clauses 15.15 (Claims Pari Passu) to
       15.17 (Subordination of Inter-Company Loans), inclusive.
       Each other Obligor makes each of the covenants set out in Clauses 15.2 (Payment of Obligations) to 15.12 (Transactions with Affiliates), inclusive and Clauses 15.15 (Claims Pari Passu), 15.16 (Compliance with Regulations T, U and X) and
       15.18 (No Guarantees). In addition to any other covenant made by it under this Clause 15, HCEL makes the covenants set out in Clause 15.14 (Minimum Net Worth of HCEL) and (if applicable) Clause 15.17 (Subordination of Inter-Company Loans). In addition to any other covenant made by it under this Clause 15, Salt Union Limited makes the covenants set out in Clause 15.17 (Subordination of Inter-Company Loans).

15.1   Provision of Information
       The Company will deliver to the Agent in sufficient copies for the Banks:

       15.1.1 as soon as available and in any event within 95 days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, cash flows, and changes in stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission, and audited by an internationally recognised firm of independent public accountants;


       15.1.2 as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and preparation based on financial accounting principles consistent with generally accepted accounting principles by an Authorised Signatory of the Company;

       15.1.3 in relation to each other Obligor, as soon as available, but in any event within 120 days after the end of each fiscal year, the audited financial statements (consolidated where applicable) of each Obligor and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, in each case audited by a firm of internationally recognised independent public accountants;

       15.1.4 simultaneously with the delivery of each set of financial statements referred to in sub-clauses 15.1.1, 15.1.2 and 15.1.3 of this Clause 15.1, a certificate of an Authorised Signatory of the
               Company:

               (a)    setting forth in reasonable detail the
                      calculations required to establish whether:

                     (i)   the Company is complying with the
                           requirements of Clause 15.13 (Leverage
                           Ratio) and HCEL is complying with the
                           requirements of Clause 15.14 (Minimum Net
                           Worth of HCEL), in each case on the date of such financial statements; and

                     (ii)  the Company and Salt Union Limited are
                           complying with the requirements of
                           sub-clauses 15.17.1(a) and (b) of
                           Clause 15.17 (Subordination of
                           Inter-Company Loans) in each case during the relevant period to which such calculation relates; and

              (b) stating whether any Event of Default or Potential Event of Default exists on the date of such certificate and, if any Event of Default or Potential Event of Default is continuing, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;


       15.1.5 simultaneously with the delivery of each set of financial statements referred to in sub-clauses
               15.1.1 and 15.1.3 of this Clause 15.1, a statement of the firm of independent public accountants which reported on such statements (i) that nothing has come to their attention to cause them to believe that any Event of Default or Potential Event of Default arising from a failure to comply with Clause 15.13 (Leverage Ratio), Clause 15.14 (Minimum Net Worth of
               HCEL) or Clause 15.17 (Subordination of Inter-Company Loans) existed on the date of such statements (it being understood that such accountants shall not thereby be required to perform any procedures not otherwise required under generally accepted auditing standards) and (ii) confirming the calculations set forth in the Authorised Signatory's certificate delivered simultaneously therewith pursuant to sub-clause 15.1.4 of this Clause 15.1;

       15.1.6 within five days after any officer of an Obligor obtains knowledge of any Event of Default or Potential Event of Default, if such Event of Default or Potential Event of Default is then continuing, a certificate of an Authorised Signatory of such Obligor setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

       15.1.7 promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

       15.1.8 promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports (other than the exhibits thereto) on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

       15.1.9 if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganisation, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application;
               (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to

              Section 4063 of ERISA, a copy of such notice; or
               (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of an Encumbrance or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and

       15.1.10 from time to time such additional information regarding the financial position or business of the Group as the Agent, at the request of any Bank, may reasonably request.

15.2   Payment of Obligations

       Each Obligor will pay and discharge, and will cause each of its subsidiaries to pay and discharge, at or before maturity, all their respective material payment obligations and liabilities (including tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to an Encumbrance, but excluding the Inter-Company Loans), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

15.3   Maintenance of Property
       Each Obligor will keep, and will cause each of its subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

15.4   Insurance
       Each Obligor will, and will cause each of its subsidiaries to, maintain (either in its name or in such subsidiary's name) with financially sound and responsible insurance companies, insurance on all its respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; provided that the Obligors and their subsidiaries may self-insure to the same extent as other companies of established repute engaged in the same or a similar business in the same general area in which such Obligor or such subsidiary operates and to the extent consistent with prudent business practice. Each Obligor will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

15.5   Conduct of Business and Maintenance of Existence

       Each Obligor and its subsidiaries taken as a whole will continue to engage in business of the same general type as now conducted by such Obligor and its subsidiaries and any ancillary or related lines of business, and each Obligor will preserve, renew and keep in full force and effect, and will cause each of its subsidiaries to preserve, renew and keep in full force and effect, its respective legal existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Clause 15.5 shall prohibit (i) the consolidation or merger of a subsidiary (other than a Borrower with obligations with respect to Advances outstanding hereunder) with or into another person, (ii) the consolidation or merger of an Obligor with or into the Company or another Borrower or (iii) the termination of the corporate existence of any subsidiary (other than a Borrower with obligations with respect to Advances outstanding hereunder) if, in the case of sub-clauses (i), (ii) and
       (iii), such consolidation, merger or termination is not materially disadvantageous to the Banks; and provided further that nothing in this Clause 15.5 shall prohibit any sale or other disposition of assets permitted under Clause 15.8 (Mergers) and Clause 15.9 (Disposals).

15.6   Compliance with Laws

       Each Obligor will comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and, where relevant, ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to comply could not reasonably be expected to have a Material Adverse Effect.

15.7   Inspection of Property, Books and Records
       Each Obligor will keep, and will cause each of its subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its subsidiaries to permit, representatives of any Bank at such Bank's expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records and to discuss its respective affairs, finances and accounts with its respective officers, employees and independent public accountants, all at such reasonable times as may be desired.

15.8   Mergers
       Subject to Clause 15.5 (Conduct of Business and Maintenance of Existence), no Obligor will consolidate or merge with or into any other person; provided that the Company may merge with another person if (i) the Company is the corporation surviving such merger and (ii) after giving effect to such merger, no Event of Default or Potential Event of Default shall have occurred and be continuing.

15.9   Disposals
       Neither the Guarantors nor the Harris Chemical Europe Group shall sell, lease or otherwise transfer, directly or indirectly, assets (exclusive of assets transferred in the ordinary course of business and on normal commercial terms) if after giving effect to such transfer the aggregate book value of assets so transferred subsequent to the date of this Agreement would constitute Substantial Assets as of the day preceding the date of such transfer other than (i) sales of accounts receivable to IMC-Agrico Receivables Company L.L.C. or any other similar bankruptcy-remote subsidiary of the Company or any of its subsidiaries established for the purpose of engaging in transactions related to accounts receivable, (ii) the sale of substantially all of the assets comprising the IMC AgriBusiness business unit of the Company,
       (iii) the sale of any equity interest in McMoRan Oil & Gas Co., a Delaware corporation, or the sale or transfer of any right to receive revenues from the MOXY-FRP Exploration Program undertaken by McMoRan Oil & Gas Co., a Delaware corporation, (iv) the sale of assets acquired pursuant to an Acquisition that are unrelated to the business of the same general type as now conducted by the Company and its subsidiaries, and (v) the sale, lease or other transfer, directly or indirectly, of assets acquired in or as a direct result of the Harris Chemical Acquisition.

15.10  Use of Proceeds
       The proceeds of any Advance made under this Agreement will be used by the Obligors for general corporate purposes, including the refinancing of Acquisitions or the repayment of the Inter-Company Loans (subject to Clause 15.17 (Subordination of Inter-Company Loans)) and any bank overdraft facility. None of such proceeds will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

15.11  Negative Pledge

       Neither the Guarantors and their subsidiaries nor the Harris Chemical Europe Group shall create, assume or suffer to exist any Encumbrance on any asset now owned or hereafter acquired by it, except:

       15.11.1 Encumbrances existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $135,000,000 (or its equivalent) in the case of the Guarantors and their subsidiaries and $8,000,000 (or its equivalent) in the case of the Harris Chemical Europe Group;

       15.11.2 any Encumbrance existing on any asset of any person at the time such person becomes a subsidiary of an Obligor and not created in contemplation of such event;

       15.11.3 any Encumbrance on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Encumbrance attaches to such asset concurrently with or within 90 days after the acquisition or completion of construction thereof;

       15.11.4 any Encumbrance on any asset of any person existing at the time such person is merged or consolidated with or into an Obligor or a subsidiary of an Obligor and not created in contemplation of such event;

       15.11.5 any Encumbrance existing on any asset prior to the acquisition thereof by an Obligor or a subsidiary of an Obligor and not created in contemplation of such acquisition;

       15.11.6 any Encumbrance arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Encumbrance permitted by any of the foregoing paragraphs of this Clause 15.11, provided that the proceeds of such Debt are used solely for the foregoing purpose and to pay financing costs and such Debt is not secured by any additional assets;

       15.11.7 Encumbrances arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $100,000,000 (or its equivalent) in the case of the Guarantors and their subsidiaries and $5,000,000 (or its equivalent) in the case of the Harris Chemical Europe Group and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

       15.11.8 Encumbrances on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Encumbrances may at no time exceed $10,000,000 (or its equivalent) in the case of the Guarantors and their subsidiaries and $1,000,000 (or its equivalent) in the case of the Harris Chemical Europe Group; and


       15.11.9 Encumbrances not otherwise permitted by the foregoing paragraphs of this clause 15.11 securing Debt in an aggregate principal or face amount, together with all other Debt secured by Encumbrances permitted under this sub-clause 15.11.9, not to exceed an amount equal to 10 per cent of its Consolidated Net Worth (calculated as of the last day of the fiscal quarter most recently ended on or prior to the date of the most recent incurrence of such Debt).

15.12  Transactions with Affiliates
       No Obligor will, nor will it permit any of its subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except: (a) transactions on an arms-length basis on terms at least as favourable to such Obligor or such subsidiary as could have been obtained from a third party who was not an Affiliate, (b) marketing services provided by IMC Global Operations Inc. to Agrico, (c) employee leasing services agreements between IMC Global Operations Inc. and Agrico, (d) transactions between Agrico and the Rainbow and FarMarkets business units of the Company,
       (e) transactions between Agrico and the IMC Kalium business unit of the Company, (f) loans from an Obligor or a subsidiary to an Obligor or a subsidiary, (g) the declaration and payment of any lawful dividend and (h) transactions between Vigiron Partnership, a Delaware general partnership, and the IMC AgriBusiness business unit of the Company, provided further that nothing in this Clause 15.12 shall prohibit any sale or other disposition of assets permitted under Clause 15.8 (Mergers) and Clause 15.9 (Disposals).

15.13  Leverage Ratio

       15.13.1 The Company shall ensure that the Leverage Ratio will not at any time exceed 3.75 to 1.00.

       15.13.2 In this Clause 15.13:

               (a) "Consolidated Adjusted Debt" means at any date the sum of (i) the Debt of the Company and its Consolidated Subsidiaries plus (ii) the excess (if any) of (A) the aggregate unrecovered principal investment of transferees of accounts receivable from the Company or a Consolidated Subsidiary in transactions accounted for as sales under generally accepted accounting principles over (B) $100,000,000 (or its equivalent), in each case determined on a consolidated basis as of such date;

                 (b) "Consolidated EBITDA" means, for any period, the consolidated net income of the Company and its Consolidated Subsidiaries for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortisation,
                      (iv) minority interest, (v) extraordinary losses or gains, (vi) discontinued operations and (vii) the cumulative effect of changes in accounting principles. Consolidated EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any Acquisition closed during such period as if such Acquisition had been closed on the first day of such period; and

                 (c) "Leverage Ratio" means at any date the ratio of Consolidated Adjusted Debt calculated as of such date to Consolidated EBITDA calculated for the period of four consecutive fiscal quarters most recently ended on or prior to such date.


15.14  Minimum Net Worth of HCEL

       15.14.1 HCEL shall ensure that its Minimum Net Worth shall:

               (a) be not less that 40,000,000 by no later than the close of its fiscal year ending on 31
                      December 1999; and

               (b) increase each fiscal year thereafter by not less than 75 per cent of its Net Income in such fiscal year so that X = Y + 0.75(a), where:

                      X  =  Minimum Net Worth calculated on 31
                            December 2000 and at the date of each of HCEL's fiscal years thereafter;

                      Y  =  Minimum Net Worth calculated at the
                            close of the immediately preceding
                            fiscal year to that for which it is
                            being calculated; and

                      a  =  Net Income for the fiscal year for which
                            X is being calculated.

      15.14.2 In this Clause 15.14:

              (a) "Minimum Net Worth" means at any date, the consolidated shareholders' equity of HCEL and its Consolidated Subsidiaries determined as of such date (other than any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise); and

              (b) "Net Income" means, in any fiscal year, the net income of HCEL and its Consolidated
                      Subsidiaries after the payment of tax and dividends.

15.15  Claims Pari Passu
       Each Obligor shall ensure that at all times the claims of the Finance Parties against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

15.16  Compliance with Regulations T, U and X
       No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as such term is defined in Regulation U of the Regulations of the Board of Governors of the Federal Reserve System of the United States) and no part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of or is inconsistent with, the provisions of Regulations T, U or X of such Regulations.

15.17  Subordination of Inter-Company Loans

       15.17.1 The Company, HCEL and Salt Union Limited shall comply with the terms of the Subordination Deed and shall ensure that:

              (a)     all rights of the Company under the Inter-
                      Company Loans shall be subordinated in all respects to the rights of the Finance Parties hereunder; and


              (b) no amount owing under the Inter-Company Loans other than a Permitted Payment shall be paid until all obligations of the Obligors hereunder have been discharged in full and this Agreement shall have been terminated.

       15.17.2 In this Clause 15.17:

               (a) "EBITDA" means, for any period, the net income of Harris Chemical Europe Group for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortisation,
                      (iv) minority interest, (v) extraordinary losses or gains, (vi) discontinued operations and (vii) the cumulative effect of changes in accounting principles. EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any Acquisition closed during such period as if such Acquisition had been closed on the first day of such period;

               (b)    "Permitted Payment" means:

                      (i)  the repayment of the outstanding
                           principal amount of each of the Notes
                           referred to in paragraphs (a) to (c)
                           inclusive of the definition of
                           Inter-Company Loans;

                      (ii) if an Event of Default or a Potential
                           Event of Default shall not have occurred and be continuing, the payment of any interest due to be paid under the Inter-Company Loans on 31 December 1998 provided that the ratio of EBITDA to Net Interest Expense is greater than 2.50 to
                           1.00 at such date;

                      (iii)if an Event of Default or a Potential
                           Event of Default shall not have occurred and be continuing, the payment of any other amount of interest due under the Inter-Company Loans provided that EBITDA to Net Interest Expense is greater than
                           2.50 to 1.00 on a quarterly rolling 12
                           month basis; and

                      (iv) the payment of any proceeds from the
                           transfer (whether by sale of assets or
                           shares, merger, recapitilisation or
                           otherwise) of Harris Soda Products
                           (Europe) SAS, Harris Inorganic Chemicals
                           BV, Societa Chimica Larderello SpA and
                           Matthes & Weber GmbH or substantially all of the chemicals business conducted thereby.

               (c) "Net Interest Expense" means for any period all interest expense (including all interest payable under the Inter-Company Loans), commissions and discounts and other fees payable by the Harris Chemical Europe Group less any interest receivable by the Harris Chemical Europe Group.

15.18  No Guarantees
       No Obligor (other than the Company) shall give a Guarantee in connection with an obligation or liability, whether actual or contingent, of any of its holding companies other than the BoS Cross Guarantee.


16.    EVENTS OF DEFAULT
         Clauses 16.1 (Failure to Pay) to 16.10 (Guarantee
       Unenforceable) describe each circumstance which constitutes an Event of Default if it occurs and continues.

16.1   Failure to Pay
       An Obligor shall fail to pay when due any principal of any Advance or shall fail to pay, within five Business Days of the due date thereof, any interest, fees or any other amount payable hereunder.

16.2   Specific Covenants

       16.2.1 An Obligor shall fail to observe or perform any covenant contained in Clauses 15.8 (Mergers) to 15.12 (Transactions with Affiliates), inclusive and
               Clauses 15.15 (Claims Pari Passu) and

16.16  (Compliance with Regulations T, U and X).

       16.2.2 The Company shall fail to observe or perform the covenant contained in Clause 15.13 (Leverage Ratio).

       16.2.3 HCEL shall fail to observe or perform the covenants contained in Clause 15.14 (Minimum Net Worth of HCEL).

       16.2.4 The Company or Salt Union Limited shall fail to observe or perform the covenants contained in Clause 15.17 (Subordination of Inter-Company Loans).

16.3   Misrepresentation

       16.3.1 An Obligor shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by Clauses 16.1 (Failure to Pay) and 16.2 (Specific Covenants)) for 30 days after notice thereof has been given to it by the Agent at the request of any Bank.

       16.3.2 Any representation, warranty, certification or statement made by an Obligor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made.

16.4   Cross Acceleration
       Any member of the Group shall fail to make any payment in respect of any Material Financial Obligation (other than the Loan or the Inter-Company Loans) when due or within any applicable grace period, or any event or condition shall occur and continue beyond the applicable grace period (if any) and the repayment of any Material Financial Obligations shall be accelerated as a result thereof.

16.5   Insolvency Proceedings


       16.5.1 An Obligor or any Material Subsidiary shall commence a voluntary case or voluntary winding-up or other proceeding seeking liquidation, reorganisation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrative receiver, liquidator, custodian, compulsory manager or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or winding-up or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorise any of the foregoing.

       16.5.2 An involuntary case or winding-up or other proceeding shall be commenced against an Obligor or any Material Subsidiary seeking liquidation, reorganisation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrative receiver, liquidator, custodian, compulsory manager or other similar official of it or any substantial part of its property, and such involuntary case or winding-up or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against an Obligor or any Material Subsidiary under the bankruptcy laws as now or hereafter in effect.

16.6   ERISA Default
       Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 (or its equivalent) which it shall have become liable to pay under Title IV of ERISA, notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan, a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, or there shall occur a complete or partial withdrawal from, or a Event of Default or Potential Event of Default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000 (or its equivalent) in the aggregate.

16.7   Failure to Comply with Final Judgement
       Any final judgement or any final order for the payment of money in excess of:

       16.7.1 $100,000,000 (or its equivalent) in aggregate is rendered against the Guarantors or any of their subsidiaries which continues unsatisfied and unstayed for a period of 30 days; or

       16.7.2 $8,000,000 (or its equivalent) in aggregate is rendered against the Harris Chemical Europe Group which continues unsatisfied and unstayed for a period of 30 days.

16.8   Change in Ownership of Company


       16.8.1 Any person or two or more persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act 1934
               (US)), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35 per cent or more of the combined voting power of all Voting Stock of the Company.

       16.8.2 During any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company, except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by two thirds of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company.

       16.8.3 Any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that has resulted in its or their acquisition of, control over Voting Stock of the Company (or other securities convertible into such securities) representing 35 per cent or more of the combined voting power of all Voting Stock of the Company.

16.9   Illegality
       At any time it is or becomes unlawful for an Obligor to perform or comply with all or any of its material obligations hereunder or any of the material obligations of an Obligor hereunder are not or cease to be legal, valid, binding and effective.

16.10  Guarantee Unenforceable
       Any obligation of a Guarantor under Clause 17 (Guarantee and Indemnity) shall for any reason not be enforceable in accordance with its terms, or a Guarantor shall so assert in writing.

16.11  Acceleration and Cancellation
       If an Event of Default occurs and is continuing, the Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Company:

       16.11.1 declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by a Borrower hereunder) or declare all or any part of the Advances to be due and payable on demand of the Agent; and/or

       16.11.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause 16.5 (Insolvency Proceedings), the Available Commitment of each Bank shall be immediately reduced to zero and all Advances, interest thereon and other sums then owed by the Borrower hereunder shall become immediately due and payable, in each case without declaration, notice or demand by or to any person.

16.12  Advances Due on Demand

       If, pursuant to Clause 16.11 (Acceleration and Cancellation), the Agent declares all or any part of the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Borrowers:

       16.12.1 require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify; and

       16.12.2 declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank reduced to zero.

16.13  Length of Terms
       If, pursuant to Clause 16.11 (Acceleration and Cancellation), the Agent declares the Advances to be due and payable on demand of the Agent, the Term in respect of any such Advance shall, if the Agent subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 20.4 (Break Costs) to be of such length that it ends on the date that such demand is made.

17.    GUARANTEE AND INDEMNITY

17.1   Guarantee
       Each Guarantor jointly and severally irrevocably and unconditionally guarantees to each Finance Party to pay on demand any and every sum or sums of money which each Borrower is at any time liable to pay to any Finance Party under or pursuant to this Agreement and which has become due and payable but has not been paid at the time such demand is made.

17.2   Indemnity
       Each Guarantor jointly and severally irrevocably and unconditionally agrees as a primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by any Finance Party as a result of any of the obligations of any Borrower under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against such Borrower for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Borrower.

17.3   Additional Security
       The obligations of each Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any of the Borrowers' obligations hereunder.

17.4   Continuing Obligations
       The obligations of each Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of each Borrower under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by each Borrower hereunder and total satisfaction of all each Borrower's actual and contingent obligations hereunder.


17.5   Obligations not Discharged
       Neither the obligations of any Guarantor herein contained nor the rights, powers and remedies conferred in respect of any Guarantor upon any Finance Party by this Agreement or by law shall be discharged, impaired or otherwise affected by:

       17.5.1 the winding-up, dissolution, administration or re-organisation of a Borrower or any other person or any change in its status, function, control or ownership;

       17.5.2 any of the obligations of a Borrower or any other person hereunder or under any other security taken in respect of any of its obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

       17.5.3 time or other indulgence being granted or agreed to be granted to any Borrower in respect of its obligations hereunder or under any such other security;

       17.5.4 any amendment to, or any variation, waiver or release of, any obligation of any Borrower hereunder or under any such other security;

       17.5.5 any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Borrower's obligations hereunder;

       17.5.6 any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Borrower's obligations hereunder; or

       17.5.7 any other act, event or omission which, but for this Clause 17.5, might operate to discharge, impair or otherwise affect any of the obligations of a Guarantor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by this Agreement or by law.

17.6   Settlement Conditional
       Any settlement or discharge between a Guarantor and any of the Finance Parties shall be conditional upon no security or payment to any Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from such Guarantor subsequently as if such settlement or discharge had not occurred.

17.7   Exercise of Rights
       No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantors by this Agreement or by law:

       17.7.1  to make any demand of any Borrower;

       17.7.2 to take any action or obtain judgement in any court against any Borrower;

       17.7.3 to make or file any claim or proof in a winding-up or dissolution of any Borrower; or


       17.7.4 to enforce or seek to enforce any other security taken in respect of any of the obligations of any Borrower hereunder.

17.8   Deferral of Guarantors' Rights
       Each Guarantor agrees that, so long as any amounts are or may be owed by any Borrower hereunder or any Borrower is under any actual or contingent obligations hereunder, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

       17.8.1  to be indemnified by any Borrower; and/or

       17.8.2 to claim any contribution from any other guarantor of any Borrower's obligations hereunder; and/or

       17.8.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties hereunder or of any other security taken pursuant to, or in connection with, this Agreement by all or any of the Finance Parties.

17.9   Suspense Accounts
       All moneys received, recovered or realised by a Bank by virtue of Clause 17.1 (Guarantee) or Clause 17.2 (Indemnity) may, in that Bank's discretion, be credited to a suspense or impersonal account (which shall bear interest at a commercial rate) and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by an Obligor to such Bank hereunder.

18.    COMMITMENT COMMISSION AND FEES

18.1   Commitment Commission
       The Borrowers shall pay to the Agent for account of each Bank a commitment commission on the amount of such Bank's Available Commitment from day to day during the period beginning on the date hereof and ending on the date of termination of the Commitments, such commitment commission to be calculated at the rate determined by the Agent in accordance with Schedule_5 (Determination of Margin and Commitment Commission) and payable in arrear on the last day of each successive period of three months which ends during such period and on the date of termination of the Commitments. The Agent shall promptly notify the Borrowers and the Banks of the commitment commission after is it determined.

18.2   Arrangement Fee
       The Borrowers shall pay to the Arranger the fees specified in the letter of even date herewith from the Arranger to the Original Borrowers at the times, and in the amounts, specified in such letter.

18.3   Agency Fee
       The Borrowers shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Original Borrowers at the times, and in the amounts, specified in such letter.


19.    COSTS AND EXPENSES

19.1   Transaction Expenses
       Each Borrower shall, from time to time on demand of the Agent, reimburse each of the Agent and the Arranger for all reasonable costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement, any other document referred to in this Agreement and the completion of the transactions herein contemplated. The Agent or the Arranger may pay for any such costs and expenses (including legal fees) together with any VAT thereon prior to receiving payment in respect thereof from any Borrower and (without prejudice to the provisions of this Agreement) the Agent or the Arranger may debit an amount equal to any such costs and expenses (including legal fees) together with any VAT thereon to any account maintained by a Borrower with any of them.

19.2   Preservation and Enforcement of Rights
       The Borrowers shall, from time to time on demand of the Agent, reimburse the Finance Parties for all reasonable costs and expenses (including reasonable legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under this Agreement and any other document referred to in this Agreement (including any reasonable costs and expenses relating to any steps necessary in connection with any proposal for remedying or otherwise resolving an Event of Default or Potential Event of Default).

19.3   Stamp Taxes
       The Borrowers shall pay all stamp, registration and other taxes to which this Agreement, any other document referred to in this Agreement or any judgement given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, reasonable costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

19.4   Amendment Costs
       If an Obligor requests any amendment, waiver or consent then the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

19.5   Banks' Liabilities for Costs
       If any Borrower fails to perform any of its obligations under this Clause 19, each Bank shall, in its Proportion, indemnify each of the Agent and the Arranger against any loss incurred by any of them as a result of such failure.

19.6   Agent's Costs

       The Borrowers shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 19.2 (Preservation and Enforcement Rights) and Clause 19.4 (Amendment Costs)) compensate the Agent for all reasonable costs and expenses (including telephone, fax, copying, travel and personnel costs) incurred by the Agent in connection with its taking such action as are reasonable or in complying with any instructions from an Instructing Group or any request by a Borrower in connection with:

       19.6.1 the granting or proposed granting of any waiver or consent requested hereunder by any Borrower;

       19.6.2 any actual breach by any Borrower of its obligations hereunder;

       19.6.3 the occurrence of any event which is an Event of Default or a Potential Event of Default; or

       19.6.4  the transfer of the role of Agent to another person.

20.    DEFAULT INTEREST AND BREAK COSTS

20.1   Default Interest Periods
       If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with Clause 23 (Payments) or if any sum due and payable by an Obligor under any judgement of any court in connection herewith is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 20) be selected by the Agent.

20.2   Default Interest
       An Unpaid Sum shall bear interest during each Term in respect thereof at the rate per annum which is one per cent. per annum above the percentage rate which would apply to an Advance in the amount and currency of such Unpaid Sum and for the same Term, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of the Term thereof:

       20.2.1 the first such Term applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Term relating to that Advance; and

       20.2.2 the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

20.3   Payment of Default Interest
       Any interest which shall have accrued under Clause 20.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of its Term or on such other dates as the Agent may specify by prior written notice to such Obligor.

20.4   Break Costs

       If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance or Unpaid Sum otherwise than on the last day of the Term thereof, the Borrowers shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest (excluding Margin) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (b) the amount of interest which in the reasonable opinion of the Agent would have been payable to the Agent on the last day of the Term thereof in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of the Term thereof.

21.    BORROWERS' INDEMNITIES

21.1   Borrowers' Indemnity
       Each Borrower undertakes to indemnify:

       21.1.1 each Finance Party against any reasonable cost or any claim, loss, expense (including reasonable legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur (otherwise than as a result of the gross negligence or wilful misconduct of a Finance Party) as a consequence of the occurrence of any Event of Default or any default by any Borrower in the performance of any of the material obligations expressed to be assumed by it in this Agreement;

       21.1.2 each Bank against any cost or loss it may suffer under Clause 19.5 (Banks' Liabilities for Costs) or Clause 26.5 (Indemnification); and

       21.1.3 each Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by a Borrower but not made by reason of the operation of any one or more of the provisions hereof.

21.2   Currency Indemnity
       If any sum (a "Sum") due from an Obligor under this Agreement or any order or judgement given or made in relation hereto has to be converted from the currency (the "First Currency") in which such Sum is payable into another currency (the "Second Currency") for the purpose of:

       21.2.1 making or filing a claim or proof against such Obligor;

       21.2.2 obtaining an order or judgement in any court or other tribunal; or

       21.2.3 enforcing any order or judgement given or made in relation hereto,

       the Borrowers shall indemnify each person to whom such Sum is due from and against any actual loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

22.    CURRENCY OF ACCOUNT AND PAYMENT
         Sterling is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:


       22.0.1 each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

       22.0.2 each payment pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall be made in the currency reasonably specified by the party claiming thereunder.
23.    PAYMENTS

23.1   Payments to the Agent
       On each date on which this Agreement requires an amount to be paid by an Obligor or a Bank, such Obligor or, as the case may be, such Bank shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify from time to time.

23.2   Payments by the Agent
       Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 23.1 (Payments to the Agent) shall:

       23.2.1 in the case of a payment received for the account of any Borrower, be made available by the Agent to such Borrower by application:

               (a) first, in or towards payment the same day of any amount then due from such Borrower hereunder to the person from whom the amount was so received; and

               (b) secondly, in or towards payment the same day to the account of such Borrower with such bank in London as such Borrower shall have previously notified to the Agent for this purpose; and

       23.2.2 in the case of any other payment, be made available by the Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Bank, for the account of the Facility Office) for value as soon as reasonably practicable after receipt by the Agent by transfer to such account of such person with such bank in London as such person shall have previously notified to the Agent.

23.3   No Set-off
       All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

23.4   Clawback
       Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

23.5   Partial Payments

       If and whenever a payment is made by an Obligor hereunder the Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order:

       23.5.1 first, in or towards payment of any unpaid costs and expenses of each of the Agent and the Arranger;

       23.5.2 secondly, in or towards payment pro rata of any accrued interest due but unpaid;

       23.5.3 thirdly, in or towards payment pro rata of any principal due but unpaid; and

       23.5.4 fourthly, in or towards payment pro rata of any other sum due but unpaid.

23.6   Variation of Partial Payments
       The order of payments set out in Clause 23.5 (Partial
       Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in sub-clauses 23.5.2, 23.5.3 and 23.5.4 of Clause 23.5 (Partial Payments) may be varied if agreed by all the Banks.

24.    SET-OFF

24.1   Contractual Set-off
       Each Obligor authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

24.2   Set-off not Mandatory
       No Bank shall be obliged to exercise any right given to it by Clause 24.1 (Contractual Set-off).

25.    SHARING

25.1   Payments to Banks
       If a Bank (a "Recovering Bank") applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 23 (Payments), then such Recovering Bank shall:

       25.1.1  notify the Agent of such receipt or recovery; and

       25.1.2 at the request of the Agent, promptly pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 23.5 (Partial Payments).

25.2   Redistribution of Payments
       The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 23.5 (Partial Payments).

25.3   Recovering Bank's Rights

       The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 25.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

25.4   Repayable Recoveries
       If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

       25.4.1 each party which has received a share of such Sharing Payment pursuant to Clause 25.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing
               Payment; and

       25.4.2 such Recovering Bank's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

25.5   Exception
       This Clause 25 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

25.6   Recoveries Through Legal Proceedings
       If any Bank intends to commence any action in any court it shall give prior notice to the Agent and the other Banks. If any Bank shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

26.    THE AGENT, THE ARRANGER AND THE BANKS

26.1   Appointment of the Agent
       Each of the Arranger and the Banks hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

26.2   Agent's Discretions
       The Agent may:

       26.2.1 assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that (a)any representation made or deemed to be made by an Obligor in connection herewith is true, (b) no Event of Default or Potential Event of Default has occurred, (c) no Obligor is in breach of or default under its obligations hereunder and (d) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;


       26.2.2 assume that the Facility Office of each Bank is that notified to it by such Bank in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

       26.2.3 engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

       26.2.4 rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

       26.2.5 rely upon any communication or document believed by it to be genuine;

       26.2.6 refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

       26.2.7 refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

26.3   Agent's Obligations
       The Agent shall:

       26.3.1 promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from an Obligor hereunder;

       26.3.2 promptly notify each Bank of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under this Agreement of which the Agent has written notice from any other party hereto;

       26.3.3 save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger and the Banks; and

       26.3.4 if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

       The Agent's duties to the Banks under this Agreement are solely mechanical and administrative in nature.

26.4   Excluded Obligations

       Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arranger shall:

       26.4.1 be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection herewith is true, (b) the occurrence or otherwise of any Event of Default or Potential Event of Default, (c) the performance by an Obligor of its obligations hereunder or (d) any breach of or default by an Obligor of or under its obligations hereunder;

       26.4.2 be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

       26.4.3 be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information expressly stated to the Agent or, as the case may be, the Arranger, that such information was confidential or
              (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

       26.4.4 be under any obligations other than those for which express provision is made herein; or

       26.4.5 be or be deemed to be a fiduciary for any other party hereto.

26.5   Indemnification
       Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder (other than any which have been reimbursed by the Borrowers pursuant to Clause 21.1 (Borrowers' Indemnity)).

26.6   Exclusion of Liabilities
       Each Bank confirms that it has read the "Important Notice" in the Information Memorandum, that it has complied with the Recipients' Obligations (as defined in the Important Notice) and, accordingly, that it enters into this Agreement on the basis of the Important Notice. In particular, each of the Banks accepts that it is entering into this Agreement in reliance only on the representations of the Obligors in this Agreement and on its own investigations, that it has not relied on the Arranger and that, except that in the case of fraud, it neither has nor will have any claims against the

       Arranger arising from or in connection with this Agreement. Similarly, each of the Banks accepts that the Important Notice in the Information Memorandum is applicable also to the Agent as if the Agent had been named in addition to the Arranger in the Important Notice. Except in the case of gross negligence or wilful default, none of the Agent and the Arranger accepts any responsibility:


       26.6.1 for the adequacy, accuracy and/or completeness of the Information Memorandum or any other information supplied by the Agent or the Arranger, by an Obligor or by any other person in connection with this Agreement, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement;

       26.6.2 for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; or

       26.6.3 for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

       Accordingly, none of the Agent and the Arranger shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

26.7   No Actions
       Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arranger any claim it might have against any of them in respect of the matters referred to in Clause 26.6
       (Exclusion of Liabilities).

26.8   Business with the Group
       The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group, whether or not it may or does lead to a conflict with the interests of any of the

       Banks. Similarly, the Agent or the Arranger may undertake business with or for others even though it may lead to a conflict with the interests of any of the Banks

26.9   Resignation
       The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 26.

26.10  Successor Agent
       If the Agent gives notice of its resignation pursuant to Clause 26.9 (Resignation), then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself provided that in each case, the prior written consent of the Company (not to be unreasonably withheld or delayed) to any successor to the Agent is obtained.

26.11  Rights and Obligations
       If a successor to the Agent is appointed under the provisions of Clause 26.10 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 26 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.


26.12  Own Responsibility
       It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with this Agreement including, but not limited to:

       26.12.1 the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

       26.12.2 the legality, validity, effectiveness, adequacy and enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement;

       26.12.3 whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with this Agreement, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; and

       26.12.4 the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent or the Arranger, an Obligor, or by any other person in connection with this Agreement, the transactions contemplated herein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

       Accordingly, each Bank acknowledges to the Agent and the Arranger that it has not relied on and will not hereafter rely on the Agent and the Arranger or any of them in respect of any of these matters.

26.13  Receipt of Information by Agent
       Any information or document received by the Agent shall only be treated as having been received by the Agent if the same has been delivered to the Agent's agency department in accordance with Clause 31 (Notices). Accordingly, any information or documents received by the Agent other than by its agency department in accordance with Clause 31 (Notices) is not by reason of that receipt to be treated as having been received by the Agent unless and until the Agent's agency department has received actual notice of the same in accordance with such Clause. Save as expressly set out in this Agreement and, unless the Agent's agency department shall have received information or documents in accordance with Clause 31 (Notices) the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information or documents, that re communicated to or obtained by the Agent.

26.14  Confidential Information

       Notwithstanding anything to the contrary expressed or implied herein and without prejudice to Clause 26.13 (Receipt of Information by Agent), the Agent shall not as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by any member of the Group to the Agent in its capacity as agent hereunder for the

       Banks and which is identified by such member of the Group at the time it is so supplied as being confidential information provided that the consent of the relevant member of the Group to such disclosure shall not be required in relation to any information which in the reasonable opinion of the Agent relates to an Event of Default or Potential Event of Default or in respect of which the Banks have given a confidentiality undertaking in a form satisfactory to the Agent.

26.15  Delegation
       The Agent may delegate, transfer or assign to any subsidiary of The Chase Manhattan Corporation or its successor from time to time all or any of the rights, powers, authorities and discretions vested in it hereunder and the performance of its duties in accordance herewith, and such delegation, transfer or assignment may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as the Agent may think fit (and the term "Agent" as used in this Agreement shall include any such delegate).

27.    ASSIGNMENTS AND TRANSFERS

27.1   Binding Agreement
       This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

27.2   No Assignments and Transfers by the Obligors
       No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

27.3   Assignments and Transfers by Banks
       Any Bank may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 27.6 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder to a bank or financial institution, provided that (save in the case of any such assignment or transfer (a) to any subsidiary or holding company, or to any subsidiary of any holding company, of such Bank or (b) to any other Bank and subject as provided in Clause 27.4 (Deemed Consent)) no such assignment or transfer may be made without the prior written consent of the Borrowers, such consent not to be unreasonably withheld or delayed.

27.4   Deemed Consent
       Any consent required to be given by a party under Clause 27.3 (Assignments and Transfers by Banks) shall be deemed to have been given unless such party shall have notified the requesting party to the contrary within five Business Days after the request for such consent.

27.5   Assignments by Banks
       If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 27.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Agent confirming in favour of the Agent, the Arranger and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a "Bank"), the Obligors, the Agent, the Arranger and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

27.6   Transfers by Banks

       If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 27.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

       27.6.1 to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 27.6 as "discharged rights and obligations");

       27.6.2 each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

       27.6.3 the Agent, the Arranger, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arranger and the relevant Bank shall each be released from further obligations to each other hereunder; and

       27.6.4 such Transferee shall become a party hereto as a "Bank".

27.7   Assignment and Transfer Fees
       On the date upon which an assignment takes effect pursuant to Clause 27.5 (Assignments by Banks) or a transfer takes effect pursuant to Clause 27.6 (Transfers by Banks) the relevant assignee or Transferee shall pay to the Agent for its own account a fee of 1,000.

27.8   Disclosure of Information
       Any Bank may disclose to any person:

       27.8.1 to (or through) whom such Bank assigns or transfers
              (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

       27.8.2 with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

       27.8.3 to whom information may be required to be disclosed by any applicable law,

       such information about any Obligor or the Group and this Agreement as such Bank shall consider appropriate provided that the person to whom such information is disclosed shall give a confidentiality undertaking in a form agreed between the Company and the Agent.

27.9   Notification

       The Agent shall within fourteen days after receiving a Transfer Certificate notify the Borrowers and the other Banks of any assignment or transfer completed pursuant to this Clause 27.

28.    ECONOMIC AND MONETARY UNION

28.1   Commencement
       Clause 28.2 (Redenomination and Alternative Currencies) to Clause 28.8 (Rounding and Other Consequential Changes) (inclusive) shall come into effect on the Commencement Date provided that, if and to the extent that any such Clause relates to any state (or the currency of such state) which shall not be a participating member state on the Commencement Date, such Clause shall come into effect in relation to such state (and the currency of such state) on and from the date on which such state becomes a participating member state.

28.2   Redenomination and Alternative Currencies
       Each obligation under this Agreement which has been denominated in a national currency unit shall be redenominated into the euro unit in accordance with EMU legislation. However, if and to the extent that any EMU legislation provides that an amount (which is (a) denominated either in the euro or in the national currency unit of a participating member state and (b) payable within that participating member state by crediting an account of the creditor) can be paid by the debtor either in the euro unit or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit.

28.3   Advances
       Any Advance in the currency of a participating member state shall be made in the euro unit.

28.4   Business Days
       In relation to any amount denominated or to be denominated in the euro or a national currency unit, any reference to a Business Day shall be construed as a reference to a day (other than a Saturday or Sunday) on which commercial banks are generally open for business in:

       28.4.1 London and Chicago; and

       28.4.2 the principal financial centre in such participating member state as the Agent shall from time to time nominate for this purpose.

28.5   Payments to the Agent
       Clause 23.1 (Payments to the Agent) shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial centre in such participating member state (or in London) as the Agent shall from time to time nominate for this purpose.

28.6   Payments by the Agent to the Banks
       Any amount payable by the Agent to the Banks under this Agreement in the currency of a participating member state shall be paid in the euro unit.

28.7   Payments System and the Agent

       In relation to the payment of any amount denominated in the euro or in a national currency unit, the Agent shall not be liable to any Borrower or any of the Banks for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Agent if the Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in a national currency unit) to the account with the bank in the principal financial centre in the participating member state which any Borrower or, as the case may be, any Bank shall have specified for such purpose. In this Clause 28.7, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or
       operating procedures of such clearing or settlement system as the Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the euro.

28.8   Rounding and Other Consequential Changes
       Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation:

       28.8.1 each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Agent may from time to time specify; and

       28.8.2 save as expressly provided in this Clause 28, this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the euro in participating member states, provided that this Clause shall not reduce or increase any actual or contingent liability arising under this Agreement.

29.    CALCULATIONS AND EVIDENCE OF DEBT

29.1   Basis of Accrual
       Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

29.2   Quotations
       If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent, provided that, in relation to determining LIBOR, this Clause 29.2 shall not apply if only one Reference Bank supplies a quotation.

29.3   Evidence of Debt
       Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.


29.4   Control Accounts
       The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or Unpaid Sum and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor and each Bank's share therein and
       (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

29.5   Prima Facie Evidence
       In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 29.3 (Evidence of Debt) and Clause 29.4 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

29.6   Certificates of Banks
       A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 9.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 10.3 (Tax Credit Payment) or Clause 10.4 (Tax Credit Clawback) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

29.7   Agent's Certificates
       A certificate of the Agent as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrowers hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrowers hereunder shall, in the absence of manifest error, be conclusive for the purposes of Clause 17 (Guarantee and Indemnity).

30.    REMEDIES AND WAIVERS, PARTIAL INVALIDITY

30.1   Remedies and Waivers
       No failure to exercise, nor any delay in exercising, on the part of any Finance Party any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

30.2   Partial Invalidity
       If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

31.    NOTICES

31.1   Communications in Writing

       Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

31.2   Addresses
       Any communication or document to be made or delivered pursuant to this Agreement shall (unless the recipient of such communication or document has, by fifteen days' written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number:

       31.2.1 in the case of the Obligors and the Agent, identified with its name below; and

       31.2.2 in the case of each Bank, notified in writing to the Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee), provided that not more than one address may be specified by each party pursuant to this Clause 31.2 at any time.

31.3   Delivery
       Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

       31.3.1 if by way of fax, be deemed to have been received when a transmission report which confirms that the transmission was successfully completed has been printed; and

       31.3.2 if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Agent shall be effective only when received by its agency department and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

31.4   Notification of Changes
       Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties hereto of such change.

31.5   English Language
       Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

32.    COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

33.    AMENDMENTS

33.1   Amendments
       If the Agent has the prior consent of an Instructing Group, the Agent and the Obligors may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Obligors, provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

33.2   Amendments Requiring the Consent of all the Banks
       An amendment or waiver which relates to:

       33.2.1 Clause 25 (Sharing) or this Clause 33;

       33.2.2 reducing the proportion of any amount received or recovered in respect of any amount due from the Borrowers hereunder to which any Bank is entitled;

       33.2.3 a change in the principal amount of or currency of any Advance, or extending the term of the Facility or the Term of any Advance;

       33.2.4 a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

       33.2.5 the conditions set out in sub-clause 3.3.3 of Clause 3.3 (Drawdown Conditions) if an Event of
              Default or Potential Event of Default which relates to a Repeated Representation is continuing;

       33.2.6 the definition of "Event of Default", "Instructing
              Group" or "Potential Event of Default"; or

       33.2.7 any provision which contemplates the need for the consent or approval of all the Banks, shall not be made without the prior consent of all the Banks.

33.3   Exceptions
       Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

       33.3.1 amend or waive this Clause 33, Clause 19 (Costs and
              Expenses) or Clause 26 (The Agent, the Arranger and the Banks); or

       33.3.2 otherwise amend or waive any of the Agent's rights hereunder or subject the Agent or the Arranger to any additional obligations hereunder.

34.    ADDITIONAL BORROWERS

34.1   Designation of Additional Borrowers
       The Company may, with the prior written consent of the Agent (after consultation with the Banks), which consent shall not be unreasonably withheld or delayed, at any time designate another member of the Group as an Additional Borrower.

34.2   Accession of Additional Borrower
       Such designation shall take effect and the member of the Group so designated shall become an Additional Borrower on the date the Agent receives in form and substance reasonably satisfactory to it:

       34.2.1 a Deed of Accession signed by each party to it other than the Agent;

       34.2.2 each of the documents referred to in Clause 4
              (Conditions Precedent) of the Deed of Accession; and

       34.2.3 such information relating to the member of the Group to become a party to this Agreement in the capacity of "Borrower" as the Agent may reasonably require.

35.    GOVERNING LAW
         This Agreement shall be governed by, and construed in accordance with, English law.

36.    JURISDICTION

36.1   English Courts
       Each of the parties hereto irrevocably agrees for the benefit of the Finance Parties that the courts of England shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

36.2   New York Courts
       Each of the parties hereto irrevocably agrees that the courts of the State of New York and the courts of the United States of America, in each case sitting in the county of New York, shall have non-exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and, for such purposes, irrevocably submits to the jurisdiction of such courts.

36.3   Convenient Forum
       The parties agree that the courts of England and the State of New York are the most appropriate and convenient courts to determine any proceedings and to settle Disputes between them and, accordingly, that they will not argue to the contrary.

36.4   Non-Exclusive Jurisdiction
       This Clause 36 is for the benefit of the Finance Parties only. As a result and notwithstanding Clauses 36.1 (English Courts) and 36.2 (New York Courts), it does not prevent any Finance Party from taking Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent Proceedings in any number of jurisdictions.

36.5   Service of Process
       Each Obligor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it:

       36.5.1 in connection with any Proceedings in England on HCEL at the address identified with its name below; and

       36.5.2 in connection with any Proceedings in New York on CT Corp. at 2085 La Salle Street, Suite 824, Chicago,
              Illinois 60604.

       HCEL unconditionally accepts such appointment. If the appointment of either of the persons mentioned in this Clause 36.5 ceases to be effective, each of the Obligors shall immediately appoint a further person in England or, as the case may be, New York and, failing such appointment within fifteen days, the Agent shall be entitled to appoint a person by notice to each of the Obligors. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

36.6   Waiver of Jury Trial
       EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO HEREIN OR ANY TRANSACTION CONTEMPLATED HEREIN. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party hereto represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                      SCHEDULE 1

                                      THE BANKS



Bank                                                     Commitment


Banca Nazionale del Lavoro S.p.A., London Branch          7,500,000

The Governor and Company of the Bank of Scotland          7,500,000

The Chase Manhattan Bank                                  7,500,000

Lloyds Bank Plc                                           7,500,000

Midland Bank plc                                          7,500,000

State Street Bank and Trust Company                       7,500,000

                                                        -----------

                                                         45,000,000

                                      SCHEDULE 2
                           FORM OF TRANSFER CERTIFICATE

To:  Chase Manhattan International Limited

                        TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 18 December 1998 whereby a 45,000,000 revolving credit facility was made available to Harris Chemical Europe Ltd, NAMSCO (UK) Ltd and Salt Union Limited as original borrowers under the guarantee of IMC Global Inc. and IMC Inorganic Chemicals Inc. by a group of banks on whose behalf Chase Manhattan International Limited acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2. The Bank (i) confirms that the details in the schedule hereto under the heading "Bank's Commitment" or "Advance(s)" accurately summarises its Commitment and/or, as the case may be, its participation in, and the Term and Repayment Date of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer by novation to the Transferee of the portion specified in the schedule hereto of, as the case may be, its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 27.6 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8. This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                            THE SCHEDULE


1.   Bank:

2.   Transferee:

3.   Transfer Date:

4.   Commitment:

          Bank's Commitment           Portion Transferred




5.   Advance(s):

     Amount of                 Term and
     Bank's Participation      Repayment Date         Portion
     Transferred

[Transferor Bank]            [Transferee Bank]

By:                          By:

Date:                        Date:



ADMINISTRATIVE DETAILS OF TRANSFEREE

Address:


Contact Name:


Account for Payments
in sterling:


Fax:

Telephone:

                                      SCHEDULE 3
                               CONDITIONS PRECEDENT

1.      Duly executed copies of this Agreement and the Subordination
        Deed.

2.      In relation to each Obligor:

        (a) a copy, certified as at the date of this Agreement a true and up-to-date copy by an Authorised Signatory of such Obligor, of the constitutional documents of such Obligor;

        (b) copy, certified as at the date of this Agreement a true and up-to-date copy by an Authorised Signatory of such Obligor, of an extract of a board resolution of such Obligor approving the execution, delivery and performance of this Agreement and the terms and conditions hereof and authorising a named person or persons to sign this Agreement and any documents to be delivered by such Obligor pursuant hereto;

        (c) a certificate of an Authorised Signatory of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor, this Agreement and any documents to be delivered by such Obligor pursuant hereto; and

        (d) a certificate of an Authorised Signatory of such Obligor confirming that utilisation of the Facility would not breach any restriction on its borrowing powers.

3. A copy, certified as at the date of this Agreement a true and up-to-date copy by an Authorised Signatory of such Obligor, of each of the most recent Form 10-K, Form 10-Q and Form 8-K (or their equivalents) lodged by an Obligor with the Securities Exchange Commission.

4. A copy, certified as at the date of this Agreement a true and complete copy, of the Deed of Release dated on or about the date of this Agreement between HCEL and the Bank of Scotland.

5. Certificate from an Authorised Signatory of the Company confirming that the guarantee granted by it under Clause 17 (Guarantee and Indemnity) is within the limit on guarantees in respect of UK operations stipulated in the resolutions referred to in paragraph 2(b) above.

6. An opinion of the General Counsel of the Company satisfactory in form and substance to the Agent.

7. An opinion of the Obligors' US Counsel satisfactory in form and substance to the Agent.

8. An opinion of the Banks' US Counsel satisfactory in form and substance to the Agent.

9.      An opinion of Clifford Chance, solicitors to the Arranger.

10. Evidence that CT Corp has agreed to act as the agent of the Obligors for the service of process in New York.

                                       SCHEDULE 4
                                 NOTICE OF DRAWDOWN

From:     [Borrower]

To:       Chase Manhattan International Limited
Dated:

Dear Sirs,

1. We refer to the agreement (the "Facility Agreement") dated 18 December 1998 and made between Harris Chemical Europe Ltd, NAMSCO (UK) Ltd and Salt Union Limited as original borrowers, IMC Global Inc and IMC Inorganic Chemicals Inc. as guarantors, Chase Manhattan International Limited as agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.        This notice is irrevocable.

3. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:

4.        Amount:

          (a)   Drawdown Date:

          (b)   Term:

5.        We confirm that, at the date hereof, the Repeated
          Representations are true in all material respects and no Event of Default [or Potential Event of Default]( ) is continuing.

6. The proceeds of this drawdown should be credited to [insert account details].

                           Yours faithfully

                        ------------------------
                          Authorised Signatory
                          for and on behalf of
                           [Name of Borrower]

                                       SCHEDULE 5

             DETERMINATION OF MARGIN AND COMMITMENT COMMISSION



1. The Margin and Commitment Commission for a period will be the applicable percentage rate per annum set out in the table below.


                             Margin          Commitment Commission
    Credit Rating        (% per annum)           (% per annum)

    Level 1                   0.60                   0.30

    Level II                  0.65                   0.30

    Level III                 1.00                   0.45

    Level IV                  1.50                   0.75

2. The credit ratings to be used for the purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company excluding any credit enhancement provided by any person other than a member of the Group. Any rating assigned to any other debt security of the Company shall be disregarded.

3. The credit rating on any day is the credit rating in effect at the close of business on that day.

4. If on any calculation date the Company has split ratings and the ratings differential is more than one increment, the median rating (or if none, the higher of the intermediate ratings) shall apply.

5.  For the purposes of this Schedule:

    (a) "Level I Status" exists at any date if the Company long term debt is rated BBB+ or higher by S&P or Baa1 or better by Moody's;

    (b)   "Level II Status" exists at any date if:

          (i) the Company long term debt is rated BBB or higher by S&P or Baa2 or better by Moody's; and

          (ii)  Level I Status does not exist;

    (c)   "Level III Status" exists at any date if:

          (i) IMC Global Inc. long term debt is rated BBB- or higher by S&P or Baa3 or better by Moody's; and

          (ii)  neither Level I Status nor Level II Status exists;

    (d) "Level IV Status" exists at any date if no other status exists;

    (e)   "Moody's" means Moody's Investor Services, Inc.; and

    (f) "S&P" means Standard and Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

                                        SCHEDULE 6

                                  DEED OF ACCESSION


THIS DEED is made on [*]

BETWEEN

(1)    [*] (the "Additional Borrower");

(2)    IMC GLOBAL INC. and IMC INORGANIC CHEMICALS INC. (each, a
       "Guarantor") on their own behalf and on behalf of each Borrower; and

(3) CHASE MANHATTAN INTERNATIONAL LIMITED in its capacity as agent under the Facility Agreement (the "Agent").

WHEREAS

(A) This Deed is supplemental to an agreement (the "Facility Agreement") dated 18 December 1998 between HCEL, NAMSCO (UK) Ltd and Salt Union Limited as Original Borrowers, IMC Global Inc. and IMC Inorganic Chemicals Inc. as Guarantors, Chase Manhattan International Limited as Agent, Chase Manhattan plc as Arranger and Banks referred to therein.

(B) The Additional Borrower wishes to become a party to the Facility Agreement in the capacity of Borrower.

NOW THIS DEED WITNESSES:

1.     Definitions

       Definitions in the Facility Agreement apply in this Deed unless the context requires otherwise.

2.     Interpretation

       This Deed and the Facility Agreement shall be read and construed as one document and references in the Facility
       Agreement to the Facility Agreement (however expressed) shall be read and construed as references to the Facility Agreement this Deed together.

3.     Accession of Additional Borrower

       In consideration of the Banks through the Agent agreeing to the Additional Borrower becoming an Additional Borrower under Clause 34 (Additional Borrowers) of the Facility Agreement, the Additional Borrower agrees to observe and be bound by the terms and provisions of the Facility Agreement to the extent that they apply to the Borrower as if it were an original party to the Facility Agreement.

4.     Conditions Precedent

       The obligations of the Agent and each Bank under this Deed are subject to the condition precedent that the Agent has received the following documents in form and substance satisfactory to it:


4.1 a copy, certified by a director of the Additional Borrower as being a true, complete and up-to-date, of the certificate of incorporation and constituent documents of the Additional
       Borrower;

4.2    a certificate of a director of the Additional Borrower which:

       4.2.1 attaches an extract of the minutes of a meeting of the directors of the Additional Borrower which authorise (a) the execution, delivery and performance on behalf of the Additional Borrower of this Deed, (b) named persons to execute this Deed on behalf of the Additional Borrower and to give any notices or certificates required in connection with it and which certifies that such minutes are a true and complete copy and that such resolutions have not been varied or rescinded;

       4.2.2 a copy, certified to be a true copy, of the signature of each Authorised Signatory of the Additional Borrower;

       4.2.3 a certificate of a director of the Additional Borrower confirming that the aggregate of the borrowings of the Additional Borrower do not or, as the case may be, would not if fully drawn, exceed any borrowing limit contained in the Additional Borrower's constitutional documents or in any trust deed or other agreement or instrument to which the Additional Borrower is a party;

       4.2.4 an English law legal opinion in a form satisfactory to the Agent (together with a legal opinion (in a form satisfactory to the Agent) from the jurisdiction of incorporation of the Additional
                Borrower (if the Additional Borrower is not established in England)); and

       4.2.5 [*Insert any other conditions precedent as Agent may reasonably require*]

5.     Representations

       The Additional Borrower makes each of the Repeated
       Representations made by the Obligors (other than the Company) in respect of itself only and the representation set out in Clause 14.14 (Claims Pari Passu).

6.     Confirmation of Guarantee

       Each Guarantor confirms that its obligations and the rights, powers and remedies conferred upon the Agent and the Banks under Clause 17 (Guarantee and Indemnity) of the Facility Agreement shall not be discharged, impaired or otherwise be affected by this Deed.

7.     Notices
       The Additional Borrower's address for notices is identified beneath its name below.


8.     Governing Law

       This Deed shall be governed by and construed in accordance with English law.











-------------------------------------------------
*Insert provisions to deal with process agent and jurisdiction clause if Additional Borrower is a foreign company.

IN WITNESS whereof this Deed has been duly executed on the day and year first above written.

Additional Borrower

[Name of Additional Borrower]

By:

Address:      [*]

Fax:          [*]

Attention:    [*]

Guarantors

IMC GLOBAL INC.

By:


IMC INORGANIC CHEMICALS INC.

By:


Agent

CHASE MANHATTAN INTERNATIONAL LIMITED

By:

                                SIGNATURES

The Original Borrowers

HARRIS CHEMICAL EUROPE LTD

By:          David Goadby

Address:     3 Kings Court, Manor Farm Road
             Manor Park
             Runcorn
             Cheshire WA7 1HR

Fax:         01928 579 432


NAMSCO (UK) LTD

By:          David Goadby

Address:     3 Kings Court, Manor Farm Road
             Manor Park
             Runcorn
             Cheshire WA7 1HR

Fax:         01928 579 432


SALT UNION LIMITED

By:          David Goadby

Address:     3 Kings Court, Manor Farm Road
             Manor Park
             Runcorn
             Cheshire WA7 1HR

Fax:         01928 579 432

The Guarantors

IMC GLOBAL INC.

By:           E. Paul Dunn, Jr

Address:      2100 Sanders Road
              Northbrook
              Illinois 60062
              USA

Fax:          1 847 205 4900


IMC INORGANIC CHEMICALS INC.

By:           E. Paul Dunn, Jr

Address:      2100 Sanders Road
              Northbrook
              Illinois 60062
              USA

Fax:          1 847 205 4900

The Arranger

CHASE MANHATTAN plc

By:             Philippe GOFFIN

The Agent


CHASE MANHATTAN INTERNATIONAL LIMITED

By:             Kathryn Jepson

Address:        125 London Wall
                London EC2Y 5AS

Fax:            0171 777 2360

Attention:      Loan Agency

The Banks


BANCA NAZIONALE DEL LAVORO S.p.A.,
LONDON BRANCH

By:             John Barnett
                Giulia Billard


THE GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

By:             Gavin Johnstone


THE CHASE MANHATTAN BANK

By:             Kathryn Jepson


LLOYDS BANK PLC

By:             Simon Gledhill

MIDLAND BANK plc

By:             Mark Stapley


STATE STREET BANK AND TRUST COMPANY

By:             Richard T. Flood III